                                 LETTER TO CLIENTS
                                  RELATING TO
                                   AVAYA INC.
                                      AND
                     WARBURG, PINCUS EQUITY PARTNERS, L.P.
                        AND AFFILIATED INVESTMENT FUNDS

                               OFFER TO EXCHANGE
      AN AGGREGATE OF UP TO 67,995,334 SHARES OF AVAYA COMMON STOCK AND AN
                    AGGREGATE OF UP TO $200 MILLION IN CASH
                                   FOR UP TO
             $660,542,000 AGGREGATE PRINCIPAL AMOUNT AT MATURITY OF
                  LIQUID YIELD OPTION NOTES DUE 2021 OF AVAYA
                  (CUSIP NO. 053499AA) (ISIN NO. US053499AA70)
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THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON
   JANUARY 22, 2003, UNLESS EXTENDED. TENDERS MAY BE WITHDRAWN PRIOR TO 12:00
   MIDNIGHT, NEW YORK CITY TIME, ON THE EXPIRATION DATE.
--------------------------------------------------------------------------------

                                                               December 23, 2002

To Our Clients:

    Enclosed for your consideration is an Offer to Exchange/Prospectus, dated
December 23, 2002 (the "Offer to Exchange/Prospectus"), and the related Letter of Transmittal (the "Letter of Transmittal"), relating to the offer by Avaya Inc. ("Avaya") and Warburg, Pincus Equity Partners, L.P., Warburg, Pincus
Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners
II, C.V. and Warburg, Pincus Netherlands Equity Partners III, C.V., (the
"Warburg Pincus Funds" together with Avaya, the "offerors") to exchange (the
"exchange offer"), for each $1,000 principal amount at maturity of the Liquid
Yield Option Notes due 2021 ("LYONs") of Avaya at your election and subject to proration as set forth below and described in the Offer to Exchange, either:

    - the "mixed consideration," consisting of $203.87 in cash plus shares of Avaya common stock, having a value equal to $203.87, based on the volume-weighted average trading price of a share of Avaya common stock on the New York Stock Exchange for the five NYSE trading days ending on and including the second NYSE trading day prior to the expiration date of the exchange offer, subject to a maximum of 102 shares and a minimum of 76 shares, or

    - the "cash consideration," consisting of $389.61 in cash.

    The offerors will not accept for tender more than $660,542,000 aggregate principal amount at maturity of LYONs, representing approximately 70% of the outstanding LYONs. Because the offerors will use no more than $200 million in cash to purchase LYONs in the exchange offer, under certain circumstances described in this Offer to Exchange, the maximum number of LYONs the offerors will accept for exchange may be less than $660,542,000 of the aggregate principal amount at maturity of the outstanding LYONs.

    Of the $200 million in cash available in the exchange offer, Avaya will not pay more than $100 million and the Warburg Pincus Funds will not pay more than $100 million. Avaya will issue all of the shares of Avaya common stock.

    LYONs properly tendered and not validly withdrawn will be subject to proration in a variety of situations, based on (1) the aggregate principal amount at maturity of LYONs properly tendered, (2) the aggregate principal amount at maturity of LYONs properly tendered by holders that elect, or are deemed to have elected, the mixed consideration and (3) the aggregate principal amount at maturity of LYONs properly tendered by holders that elect the cash consideration.

    The proration mechanisms that will be used are designed to ensure that
(A) not more than $660,542,000 aggregate principal amount at maturity of LYONs are accepted for exchange, (B) LYONs properly tendered by holders that elect, or are deemed to have elected, the mixed consideration are accepted for exchange first, and (C) no more than an aggregate of $200 million in cash is paid in the exchange offer. Holders of LYONs
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that elect cash consideration are more likely to experience proration, or a higher degree of proration, than those holders that elect, or are deemed to have elected, mixed consideration.

    For additional information concerning proration in connection with the exchange offer, see "The Exchange Offer-Proration" in the Offer to Exchange.

    The exchange offer is subject to a number of conditions, which are described in "The Exchange Offer--Conditions to the Exchange Offer" in the Offer to Exchange.

    The offerors reserve the right to jointly waive any condition, extend or terminate the exchange offer and otherwise amend the exchange offer in any respect. Avaya reserves the right, in its sole discretion, to terminate the exchange offer for any or no reason. The obligations of Avaya and the Warburg
Pincus Funds to exchange the LYONs in the exchange offer are several and not joint with Avaya and the Warburg Pincus Funds being obligated only to the extent of the specific consideration each is offering as described in the Offer to Exchange.

    These materials are being forwarded to you as the beneficial owner of LYONs held by us for your account but not registered in your name. A tender of the LYONs may only be made by us as the holder of record (including persons in whose name securities are listed on a securities position listing maintained by The
Depository Trust Company) and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender LYONs held by us for your account.

    Accordingly, we request instructions as to whether you wish us to tender on your behalf any LYONs held by us for your account, pursuant to the terms and conditions set forth in the enclosed Offer to Exchange (as it may be amended or supplemented from time to time) and related Letter of Transmittal.

    Your attention is directed to the following:

    1. For each $1,000 in aggregate principal amount at maturity of currently outstanding LYONs of Avaya that are properly tendered, not withdrawn and accepted for exchange, you will receive at your election and subject to proration, either (a) the mixed consideration or (b) the cash consideration.

    2. The exchange offer is for up to $660,542,000 outstanding aggregate principal amount at maturity, which represents approximately 70% of the outstanding principal amount at maturity of the LYONs, that are properly tendered and not withdrawn prior to the expiration of the exchange offer.

    3. The exchange offer is subject to certain conditions set forth in the Offer to Exchange under the title "The Exchange Offer--Conditions to the Exchange Offer."

    4. Any transfer taxes incident to the transfer of LYONs from the holder to Avaya will be paid by Avaya, except as otherwise provided in the Letter of Transmittal.

    5. The exchange offer will expire at 12:00 midnight, New York City time, on January 22, 2003, unless extended. Avaya, in its sole and absolute discretion, which may be for any or no reason, may extend the exchange offer.

    Your instructions should be forwarded to us as promptly as possible in order to permit us to tender any LYONs on your behalf in accordance with the provisions of the exchange offer. Any LYONs tendered pursuant to the applicable exchange offer may be withdrawn (a) at any time prior to the expiration of the exchange offer, or (b) unless your tendered LYONs have previously been accepted for exchange and you have received the cash payable and/or the shares of common stock issuable in exchange therefor, at any time after February 20, 2003.

    Avaya is not aware of any jurisdiction where the making of the exchange offer is prohibited by any administrative or judicial action pursuant to any applicable state statute. If Avaya becomes aware of any applicable state statute prohibiting the making of the exchange offer or the acceptance of the LYONs pursuant thereto, Avaya may, in its sole discretion, attempt to comply with any such state statute. If Avaya cannot comply with any such state statute, or elects not to attempt to comply with any such state statute, the exchange offer will not be made to (nor will tenders be accepted from or on behalf of) holders of LYONs in such state.

    If you wish to have us tender any LYONs, please so instruct us by completing, executing and returning to us the instruction form on the next page of this letter. If you authorize the tender of your LYONs, the entire principal amount of your LYONs will be tendered unless you otherwise specify.

                                       2
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                                  INSTRUCTIONS

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Exchange and the related Letter of Transmittal in connection with the exchange offer.

    This will instruct you to tender the principal amount of LYONs indicated below (or, if no amount is indicated below, the entire principal amount of LYONs) held by you for the account of the undersigned, subject to the terms and conditions set forth in the Offer to Exchange and the related Letter of Transmittal.

    Principal Amount of LYONs to be Tendered:*

    $____________________________________

            ELECTION AS TO FORM OF EXCHANGE OFFER CONSIDERATION FOR
                            HOLDERS EXCHANGING LYONS

    If you are accepting the exchange offer, you may elect to receive the following for each $1,000 principal amount at maturity of LYONs tendered in the exchange offer (CHECK ONE ONLY)*

/ / OPTION (A): shares of common stock having a value equal to $203.87 (but in no event more than 102 shares or less than 76 shares) and $203.87 cash

/ /  OPTION (B): $389.61 cash

*   You will receive Option (A) if you fail to check one of the two boxes above.

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
    Dated:

                                                                Signature(s)

    Name(s) (Please print):

    Address(es) (Please print):

    Area Code and Telephone Number(s):

    Tax Identification or Social Security Number(s):

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*   Only LYONs in increments of $1,000 principal amount at maturity will be accepted. None of the LYONs held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the LYONs held by us for your account.